Chang G. Park, CPA, Ph. D.

* 371 E STREET * CHULA VISTA * CALIFORNIA 91910-2615*

* TELEPHONE (858)722-5953 * FAX (858) 408-2695

* E-MAIL changgpark@gmail.com *

October 10, 2007

To Whom It May Concern:

The firm of Chang G. Park, CPA  consents to the inclusion of our report of September 28, 2007 on the reviewed financial statements of Edgemont Mining Inc. as of July 31, 2007, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board